Exhibit 10.1

AGREEMENT TO REDEEM SHARES OF SERIES A PREFERRRED STOCK

THIS AGREEMENT TO REDEEM SHARES OF SERIES A PREFERRED STOCK (the “Agreement”), dated as of May 4, 2011, is by and between TRANSAX INTERNATIONAL LIMITED, a Colorado corporation (the “Company”), and YA GLOBAL INVESTMENTS, L.P. (f/k/a Cornell Capital Partners, LP), a Cayman Islands exempt limited partnership (“Investor”).

Recitals:

WHEREAS, the Company and the Investor entered into an Investment Agreement dated as of January 13, 2006 (the “Investment Agreement”) pursuant to which the Company issued and sold to the Investor, and the Investor purchased and received from the Company, 16,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”).  The Preferred Stock was issued in accordance with, and convertible pursuant to the terms of, that certain Certificate of Designation dated January 15, 2006, as amended pursuant to that certain Amendment No. 1 to Certificate of Designation Series A Convertible Preferred Stock of Transax International, Ltd., effective as of January 7, 2009 (as amended, the “Certificate of Designation,” and collectively with the Investment Agreement and each of the documents, instruments and agreements entered into in connection therewith and/or related thereto, the “Transaction Documents”);

WHEREAS, pursuant to that certain Quota Purchase and Sale Agreement and Other Covenants dated as of April 1, 2011 by and among Medlink Conectividade Em Saude Ltda. (“Medlink”), QC Holding I Participacoes S.A. (“QC”), Americo Mendes De Castro and the Company, the Company sold to QC all of its equity interests in Medlink; and

WHEREAS, the Company has requested that Investor permit the Company to redeem the shares of Preferred Stock held by YA Global (the “Preferred Shares”), and YA Global is willing to permit the Company to redeem the Preferred Shares, but only on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, conditions, covenants and undertakings contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

REDEMPTION OF PREFERRED SHARES

1.1       Redemption.  Notwithstanding anything in the Certificate of Designation to the contrary, including, without limitation, Sections 4.02(b) and 7.01 thereof, and subject to the terms and conditions of this Agreement, the Company may redeem all Preferred Shares by paying to the Investor the sum of Seven Hundred Thousand and 00/100 Dollars ($700,000) (the “Redemption Amount”) in good and collected funds via wire transfer pursuant to the wire transfer instructions set forth below.

Bank Name:	Wachovia Bank
Downtown Financial Center
101 Hudson Street, NJ1022
Jersey City, NJ 07302
ABA Routing No.:	031201467
Account No.:	2000031475547
Contact Name:	Michael Reynolds
Bank Tel. No.:	201-226-3040
Beneficiary:	YA Global Investments, L.P.

Notwithstanding anything in this Agreement to the contrary, the indemnities set forth in the Transaction Document which expressly survive the termination of the Transaction Documents shall survive the payment of the Redemption Amount.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company as follows:

2.1       Existence and Qualification.  Investor is an entity validly existing and in good standing under the laws of the Cayman Islands.

2.2       Due Authorization, Execution and Enforceability.  This Agreement has been duly authorized, executed and delivered on behalf of the Investor and all documents and instruments required hereunder to be executed and delivered by the Investor have been duly authorized, executed and delivered.  This Agreement and the documents and instruments to be delivered pursuant hereto constitute valid, legal and binding obligations of the Investor in accordance with their terms.

2.3       Power and Authority.  The Investor has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement on the terms contained herein and to perform its obligations under this Agreement.

2.4       Conflicts.  The execution and delivery of this Agreement by the Investor does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require, to the extent not already obtained, the consent of any person or entity under, any provision of the Investor’s articles of organization or formation, bylaws, limited liability company or limited partnership agreement or other governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which the Investor is a party or is bound, (c) violate any provision of or require any consent, waiver, authorization or approval under any contract, agreement, instrument, lien, lease, mortgage, judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to the Investor or (d) violate any laws applicable to the Investor.

2.5       Preferred Shares.  As of the date hereof, the Investor owns 14,190 Preferred Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to the Investor as follows:

3.1       Existence and Qualification.  Company is an entity validly existing and in good standing under the laws of the State of Colorado.

3.2       Due Authorization, Execution and Enforceability.  This Agreement has been duly authorized, executed and delivered on behalf of the Company and all documents and instruments required hereunder to be executed and delivered by the Company have been duly authorized, executed and delivered.  This Agreement and the documents and instruments to be delivered pursuant hereto constitute valid, legal and binding obligations of the Company in accordance with their terms.

3.3       Power and Authority.  The Company has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement on the terms contained herein and to perform its obligations under this Agreement.

3.4       Conflicts.  The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require, to the extent not already obtained, the consent of any person or entity under, any provision of the Company’s articles of organization or formation, bylaws, limited liability company or limited partnership agreement or other governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which the Company is a party or is bound, (c) violate any provision of or require any consent, waiver, authorization or approval under any contract, agreement, instrument, lien, lease, mortgage, judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to the Company or (d) violate any laws applicable to the Company.

3.5.       Impairment of Capital.  As of the date hereof, the capital of the Company is not impaired.  The Company’s redemption of the Preferred Shares will not cause impairment of the capital of the Company.

ARTICLE V

CLOSING

4.1       Closing.  Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated herein (the “Closing”) shall take place on the date on which all the conditions precedent to the Closing set forth in this Section 4.1 shall have been met or waived.  The date the Closing actually occurs is referred to as the “Closing Date.”  In lieu of attending the Closing, the parties hereto may consummate the Closing by exchanging documents via e-mail, facsimile and overnight courier in a mutually acceptable manner.  The Closing shall be deemed to have occurred as of 12:01 a.m., prevailing Eastern Time, on the Closing Date.

(a)	The Company shall pay to the Investor the Redemption Amount in accordance with Section 1.1 hereof.

(b)

The Company shall deliver to the Investor a certificate of a duly authorized representative of the Company (i) certifying the names and signatures of the representatives of the Company authorized to sign this Agreement and any other documents to be delivered hereunder and (ii) attaching all requisite resolutions or actions of the Company’s directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c)

All representations and warranties of the Investor and the Company contained in this Agreement are true in all material respects at and as of the Closing Date in accordance with their terms as if such representations were re-made at and as of the Closing Date.

(d)

The Investor and the Company have each performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by the Investor and the Company prior to the Closing Date in all material respects;

ARTICLE VI

MISCELLANEOUS

6.1       Termination.  This Agreement shall terminate automatically, without any further action of any party, if the Closing Date does not occur on May 4, 2011 at 5:00 p.m. (New Jersey time).  In the event of the termination of this Agreement pursuant to this Article VI, except as otherwise expressly set forth herein, this Agreement shall thereafter become void and there shall be no further liability on the part of any party hereto or its respective investment managers, shareholders, members, directors, managers, officers or employees in respect thereof, other than actual, direct damages to compensate a party for a breach of this Agreement.  Notwithstanding anything to the contrary contained herein, if this Agreement terminates, the releases set forth in Sections 6.2 and 6.3 hereof shall be deemed null and void and of no force and effect.

6.2       Company Release.  The Company hereby releases, waives, and forever relinquishes all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, which any of them has, may have, or might assert as of the Closing Date against the Investor, its investment manager and/or their respective parents, affiliates, participants, officers, directors, partners, employees, agents, attorneys, accountants, consultants, successors and assigns, directly or indirectly, which occurred, existed, was taken, permitted or begun on or prior to the Closing Date, arising out of, based upon, or in any manner connected with (a) any transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, with respect to the Transaction Documents or the obligations created thereby, (b) any discussions, commitments, negotiations, conversations or communications with respect to the refinancing, restructuring or collection of any obligations related to the Transaction Documents or the obligations created thereby, or (c) any matter related to the foregoing.  The Company understands that the facts which it believes to be true at the time of making the release provided for herein may later turn out to be different than it now believes, and that information which is not known or suspected may later be discovered.  The Company accepts this possibility and assumes the risk of the facts turning out to be different and new information being discovered.  The Company further agrees that the release provided for herein shall in all respects continue to be effective and not subject to termination or recession because of any difference in such facts or any new information.

6.3       Investor Release.  The Investor hereby releases, waives, and forever relinquishes all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, which any of them has, may have, or might assert as of the Closing Date against the Company and/or its respective parents, affiliates, participants, officers, directors, partners, employees, agents, attorneys, accountants, consultants, successors and assigns, directly or indirectly, which occurred, existed, was taken, permitted or begun on or prior to the Closing Date, arising out of, based upon, or in any manner connected with (a) any transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, with respect to the Transaction Documents or the obligations created thereby, (b) any discussions, commitments, negotiations, conversations or communications with respect to the refinancing, restructuring or collection of any obligations related to the Transaction Documents or the obligations created thereby, or (c) any matter related to the foregoing, including, without limitation, any liquidated damages, Preferred Stock dividends and/or other penalties, including, without limitation any liquidated damages and dividends referenced in that certain email sent by David Gonzalez to Stephen Walters on February 26, 2008.  The Investor understands that the facts which it believes to be true at the time of making the release provided for herein may later turn out to be different than it now believes, and that information which is not known or suspected may later be discovered.  The Investor accepts this possibility and assumes the risk of the facts turning out to be different and new information being discovered.  The Investor further agrees that the release provided for herein shall in all respects continue to be effective and not subject to termination or recession because of any difference in such facts or any new information.

6.4.       Further Assurances.  The parties hereto will, from time to time, on and after Closing, at the request of the other and without further consideration, execute, acknowledge and deliver all such other and additional instruments and take such other action as may be necessary or advisable to more fully accomplish the purposes of this Agreement and any exhibit, schedule, annex, document, certificate or other instrument delivered pursuant hereto.  The parties hereto agree to execute and deliver such further instruments of conveyance, assignment and assumption as may be reasonably necessary to consummate the transactions contemplated hereby.

6.5       Notices.  All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given or made and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, email or otherwise (provided such delivery is during regular business hours in the location of receipt, and if not, then on the next Business Day), (b) on the first business day following the date of dispatch if delivered utilizing a nationally recognized overnight courier service or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered to the respective parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.5).

Transax International Limited

1133 S. University Drive, Suite 210

Plantation, Florida 33324

Attn:  Stephen Walters, President and Chief Executive Officer

Telephone Number:  (888) 317-6984

Facsimile Number: (888) 317-6984

YA Global Investments, L.P.

101 Hudson St., Ste. 3700

Jersey City, NJ 07302

Attention:  Jim Carr, Vice President

Telephone:  201-536-5162

Facsimile Number:  201-985-8266

6.6       Governing Law.  This Agreement is governed in all respects by the laws of the State of New Jersey without giving effect to conflict of law principles that would cause the substantive law of another jurisdiction to apply.  The parties further agree that any action between them shall be heard in Hudson County, New Jersey, and expressly consent to the jurisdiction and venue of the Superior Court of New Jersey, sitting in Hudson County, New Jersey and the United States District Court of New Jersey, sitting in Newark, New Jersey, for the adjudication of any civil action asserted pursuant to this paragraph.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.7       Severability.  If, and to the extent that, any court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement and consequently holds that provision to be invalid, illegal or unenforceable, such holding will in no way affect the validity of the other provisions of this Agreement, which will remain in full force and effect.

6.8       Entire Agreement.  This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

6.9       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be binding upon the signing party or parties thereto as fully as if all parties had executed one instrument and all such counterparts shall constitute one and the same instrument.  The parties hereto agree that each will accept signatures to this Agreement transmitted by facsimile, provided that each party thereafter shall promptly provide the other with copies of such documents bearing its original signature.

6.10     Headings.  The Section and Article headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

6.11     Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties have signed and delivered this Agreement on the date first set forth above.

TRANSAX INTERNATIONAL LIMITED

“Stephen Walters”

/s/ Stephen Walters

Name:  Stephen Walters

Title:    President & CEO

YA GLOBAL INVESTMENTS, L.P.

By:      Yorkville Advisors, LLC

Its:       Investment Manager

“David Gonzalez”

/s/ David Gonzalez

Name:  David Gonzalez

Title:    Member & General Counsel